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                                                        EXHIBIT 99

CONTACT:  Ralph J. Vaclavik
          President Casinos, Inc.
          St. Louis, Missouri 63102
          314-622-3018

                                                        FOR IMMEDIATE RELEASE

                           PRESIDENT CASINOS, INC.
                              COMPLETES SALE OF
               PRESIDENT RIVERBOAT CASINO-MISSOURI, INC. STOCK

ST. LOUIS, MISSOURI, December 20, 2006 -- President Casinos, Inc. (OTC:PREZQ.OB) announced that today it had completed the sale of the capital stock of its St. Louis casino operations, President Riverboat Casino-Missouri, Inc. to Pinnacle Entertainment, Inc. for approximately $31.5 million in cash, subject to certain post-closing adjustments. President Riverboat Casino-Missouri was a wholly-owned subsidiary of President Casinos, Inc. The proceeds of the sale will be placed in a distribution trust to be distributed in accordance with the bankruptcy reorganization plan previously confirmed by the court for President Riverboat Casino-Missouri, Inc.

  Following the sale of its St. Louis operations, President Casinos' remaining assets consist primarily of cash and certain pending litigation claims. President Casinos remains in bankruptcy reorganization proceedings under Chapter 11 of the United States Bankruptcy Code. At this time, President Casinos, Inc. has not determined whether it will liquidate or continue operations in some form, or whether any assets will be available for distribution to stockholders.

  This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be impacted, either positively or negatively by various factors. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the Company's financial condition and results of operations are included in the filings of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2006 and the Company's subsequent Report on Form 10-Q for the quarters ended May 31, 2006 and August 31, 2006, all of which risks are incorporated by reference into this press release.

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